Exhibit 107

Calculation of Filing Fee Tables

S-3
(Form Type)

JAKKS Pacific, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(o)	2,000,000 shares	$12.65	$25,290,000	0.0000927	$2,344.38

	Total Offering Amounts					-		$25,290,000
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$2,344.38

(1)

Includes such indeterminate number of shares of common stock as may be issuable with respect to the common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c), represents the average of the high and low sales prices of our common stock for any of the five business preceding the date hereof.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).